Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2023 Equity Incentive Plan of Science Applications International Corporation of our reports dated March 16, 2026, with respect to the consolidated financial statements of Science Applications International Corporation and the effectiveness of internal control over financial reporting of Science Applications International Corporation included in its Annual Report (Form 10-K) for the year ended January 30, 2026, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, VA
August 31, 2026